                                                                    EXHIBIT 99.3


                       CONSOLIDATED FINANCIAL STATEMENTS

                                     INDEX

                                                                                                 PAGE
                                                                                                 ----
ALLIANCE

Report of Independent Auditors                                                                    F-2
Statement of Directors' Responsibility for Consolidated Financial Statements                      F-3
Consolidated Statement of Income for the years ended April 30, 1996, 1995, 1994                   F-4
Consolidated Balance Sheet as at April 30, 1996 and 1995                                          F-5
Consolidated Statement of Stockholders' Equity for the years ended April 30, 1996, 1995, 1994     F-6
Consolidated Statement of Total Recognized Gains and Losses for the years ended April 30,
  1996, 1995 1994                                                                                 F-7
Consolidated Statement of Cash Flows for the years ended April 30, 1996, 1995, 1994               F-8
Notes to the Financial Statements                                                                 F-9
Supplemental Oil and Gas data (unaudited)                                                        F-31

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
ALLIANCE RESOURCES PLC

We have audited the consolidated financial statements of Alliance Resources Plc and subsidiaries as listed in the accompanying index. These consolidated financial statements are the responsibility of the company's directors. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United Kingdom, which are substantially in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the directors as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects the financial position of Alliance Resources Plc and subsidiaries as of April 30, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three year period ended April 30, 1996 in conformity with generally accepted accounting principles in the United Kingdom.

Generally accepted accounting principles in the United Kingdom vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected the results of operations and shareholders' equity as at and for the years ended April 30, 1995 and 1996, to the extent summarized in
Note 29 to the consolidated financial statements.


London, England                                                 KPMG Audit Plc
October 16, 1996, except note 26                         Chartered Accountants
which is as of February 19, 1997                            Registered Auditor

  STATEMENT OF DIRECTORS' RESPONSIBILITY FOR CONSOLIDATED FINANCIAL STATEMENTS

  UK company law requires the Directors to prepare financial statements for each financial year which give a true and fair view of the state of affairs of the Company and Group and of the profit or loss for that period. In preparing those financial statements, the Directors are required to:

  .   select suitable accounting policies and then apply them consistently;

  .   make judgments and estimates that are reasonable and prudent;

  . state whether applicable accounting standards have been followed, subject to any material departures disclosed and explained in the financial statements;

  . prepare the financial statements on the going concern basis unless it is inappropriate to presume that the Group will continue in business.

  The Directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the Company and to enable them to ensure that the financial statements comply with the UK Companies Act of 1985. They have general responsibility for taking such steps as are reasonably open to them to safeguard the assets of the Group and to prevent and detect fraud and other irregularities.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

                        CONSOLIDATED STATEMENT OF INCOME

                                                                    YEAR ENDED APRIL 30,
                                                          ---------------------------------------
                                                                     1996        1995      1994

                                                          NOTES    $    000   $    000   $    000
                                                          -----    --------   --------   --------
Revenues:
Oil and natural gas sales and other operating revenues     (2)        3,686      1,483        837
                                                                   --------   --------   --------

Costs and expenses:                                        (5)

Exceptional amounts written off oil and gas interests      (3)           -      (14,881)       -
Exceptional costs arising from irregularities              (4)         (589)     (1,787)       -
Direct operating expenses                                            (2,262)       (933)     (903)
Selling, general and administrative expenses                         (2,629)     (1,637)     (927)
Depreciation, depletion and amortization                             (1,668)        (63)     (128)
                                                                   --------   ---------   -------

OPERATING (LOSS)                                           (6)       (3,462)    (17,818)   (1,121)

Other income and deductions:
Interest (net)                                             (8)          229        (114)      (56)
Profit on sales of fixed asset investment                                -          183        -
Exceptional amounts written off investments                (7)         (201)       (464)       -
Foreign exchange losses                                                (159)         -         -
                                                                   --------   ---------  --------

NET (LOSS)                                                           (3,593)    (18,213)   (1,177)
                                                                   ========   =========  ========

LOSS PER SHARE (CENTS)                                    (10)         (1.1)      (13.0)     (1.2)
                                                                   ========   =========  ========

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

                           CONSOLIDATED BALANCE SHEET

                                                                            AS AT
                                                                           APRIL 30,
                                                                    ---------------------
ASSETS                                                                  1996         1995
                                                           NOTES    $    000    $     000
                                                           -----    --------    ---------
Current assets:
Cash and cash equivalents                                              1,177           64
Receivables:                                                (14)
   Trade                                                                 736          626
   Other                                                                 557          484
Prepaid expenses                                                          64           88
Other current assets                                                      -            26
                                                                    --------    ---------
Total current assets                                                   2,534        1,288
                                                                    --------    ---------
Net property, plant and equipment
 (full cost method for oil and gas properties)              (11)       7,311        8,047
                                                                    --------    ---------

Total assets                                                           9,845        9,335
                                                                    ========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:                                        (15)
   Bank loans and overdrafts                                             37           366
   Development loans                                                      5         2,356
   Trade accounts payable                                             1,279         2,574
   Accrued expenses                                                      -          1,262
   Other                                                                677         2,945
                                                                    -------     ---------
Total current liabilities                                             1,998         9,503
Long term debt, excluding current installments              (16)         92         1,240
Other liabilities                                           (16)         -             30
                                                                    -------     ---------
Total liabilities                                                     2,090        10,773
                                                                    -------     ---------

Stockholders' equity:
Ordinary shares, (Pounds)0.01 par value.
 Authorized 465,000,000 shares;                             (17)      5,105         2,524
 issued 324,152,633 in 1996 and 161,403,971 shares in 1995
Ordinary shares, (Pounds)0.01 par value to be issued        (18)         -          2,030
Share premium                                                        20,157         7,922
Merger reserve                                                          401           401
Special reserve                                             (19)         -          4,300
Retained earnings                                                   (17,908)      (18,615)
                                                                    -------     ---------
Total stockholders' equity                                            7,755        (1,438)
                                                                    -------     ---------

Total liabilities and stockholders' equity                            9,845         9,335
                                                                    =======     =========

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                   ORDINARY   ADDITIONAL     TOTAL
                                   ORDINARY   SHARES TO     PAID IN    MERGER   SPECIAL   RETAINED   STOCKHOLDERS'
                                    SHARES    BE ISSUED     CAPITAL    RESERVE  RESERVE   EARNINGS       EQUITY
                                    $   000     $   000      $   000      $000  $   000   $    000        $    000
                                    -------   ---------      -------   -------  -------   --------        --------
As at April 30, 1993                  3,678           -        5,808         -        -     (3,422)          6,064
Issues of shares                      1,707           -        6,308         -        -          -           8,015
Goodwill arising on acquisition           -           -            -         -        -     (1,073)         (1,073)
Retained loss for the year                -           -            -         -        -     (1,177)         (1,177)
Foreign exchange translation              -           -            -         -        -        460             460
                                    -------   ---------      -------   -------  -------   --------        --------

As at April 30, 1994                  5,385           -       12,116         -        -     (5,212)         12,289
Issues of shares                        449           -        1,931       401        -          -           2,781
Shares to be issued                       -       2,030            -         -        -          -           2,030
Share issue costs                         -           -         (317)        -        -          -            (317)
Capital reduction                    (3,310)          -       (5,808)        -    4,300      4,818               -
Retained loss for the year                -           -            -         -        -    (18,213)        (18,213)
Foreign exchange translation              -           -            -         -        -         (8)             (8)
                                    -------   ---------      -------   -------  -------   --------        --------

As at April 30, 1995                  2,524       2,030        7,922       401    4,300    (18,615)         (1,438)
Issues of shares                      2,581      (2,030)      12,678         -        -          -          13,229
Share issue costs                         -           -         (443)        -        -          -            (443)
Special reserve transfer                  -           -            -         -   (4,300)     4,300               -
Retained loss for the year                -           -            -         -        -     (3,593)         (3,593)
                                    -------   ---------      -------   -------  -------   --------        --------

As at April 30, 1996                  5,105           -       20,157       401        -    (17,908)          7,755
                                    =======   =========      -------   =======  =======   ========        ========

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

          CONSOLIDATED STATEMENT OF TOTAL RECOGNIZED GAINS AND LOSSES

                                                                              YEAR ENDED APRIL 30
                                                            --------------------------------------------------
                                                                  1996                1995                1994
                                                                  $000                $000                $000
                                                            ----------       -------------     ---------------
Loss for the year                                              (3,593)           (18,213)           (1,177)
Foreign exchange translation                                        -                 (8)              460
Total recognized gains and losses for the period               (3,593)           (18,221)             (717)


                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                     YEAR ENDED APRIL 30,
                                                                                -------------------------------------------------
                                                                                     1996                1995              1994
                                                                    NOTES         $   000             $   000           $   000
                                                                    -----       ---------          ----------        ------------
NET CASH (OUTFLOW)/INFLOW FROM OPERATING
ACTIVITIES                                                          (20)           (5,399)              1,987            (1,597)
                                                                                  -------             -------           -------
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received                                                                     236                  49                69
Interest paid                                                                         (28)               (163)             (125)
                                                                                  -------             -------           -------

NET CASH INFLOW/(OUTFLOW) FROM RETURNS ON
INVESTMENTS AND SERVICING OF FINANCE                                                  208                (114)              (56)
                                                                                  -------             -------           -------

INVESTING ACTIVITIES
Payments to acquire tangible fixed assets                                          (3,270)             (3,413)           (3,476)
Payments to acquire investments                                                       (59)               (165)             (402)
Purchases of subsidiaries                                           (23)                -                (941)              416
Receipts from sale of investments                                                      77                 474                 -
Receipts from sales of tangible fixed assets                                          740                   -                 -
                                                                                  -------             -------           -------

NET CASH OUTFLOW FROM INVESTING ACTIVITIES                                         (2,512)             (4,045)           (3,462)
                                                                                  -------             -------           -------

NET CASH OUTFLOW BEFORE FINANCING                                                  (7,703)             (2,172)           (5,115)
                                                                                  -------             -------           -------

FINANCING                                                           (21)
Proceeds from issue of shares                                                      12,087                   -             6,031
Share issue costs                                                                    (443)               (317)             (512)
(Decrease)/increase in bank borrowings                                               (904)               (269)              260
Repayment of notes payable                                                              -                   -              (483)
(Repayment)/proceeds from development loans                                        (1,351)              2,351                 -
(Repayment)/acquisitions of other loans                                              (528)                620                 -
                                                                                  -------             -------           -------

NET CASH INFLOW FROM FINANCING                                                      8,861               2,385             5,296
                                                                                  -------             -------           -------

INCREASE IN CASH AND CASH EQUIVALENTS                               (22)            1,158                 213               181
                                                                                  =======             =======           =======

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

                       NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 - ACCOUNTING POLICIES

Basis of preparation

At the time of drawing up the 1995 financial statements, the Company was in the process of investigating significant irregularities in the Group's affairs during the period in which Mr. O'Brien was Chief Executive and a forensic investigation had uncovered a number of matters which required significant adjustments to the books and records of the Group. In addition to the forensic investigation, the Company instructed Ryder Scott Company, a firm of independent petroleum reservoir engineers, to carry out an evaluation of the oil and gas reserves attributable to the Group. As the result of both the investigation which had at that time not been concluded and the Ryder Scott Company reserve review, exceptional write downs of $16,668,000 relating to the Group's oil and gas reserves and $464,000 relating to fixed asset investments, were charged to the profit and loss account. It was not possible to properly allocate these charges between items relating to the irregularities and the evaluation of the Group's oil and gas reserves at that time.

The forensic investigation has been concluded and a settlement with Mr. O'Brien has been agreed. Consequently, $1,787,000 which had originally been capitalized and provided for in the 1995 accounts as part of the $16,668,000 exceptional write down of the Group's oil and gas fixed assets, has since been identified as the estimated loss to the Group arising from the alleged fraudulent activities and has now been reclassified as a separate item (see note 4). The exceptional write down relating to oil and gas assets has accordingly been restated as $14,881,000. The accumulated cost and depletion of oil and gas interests at 1 May 1995 have been reduced by $1,787,000. In addition $285,000 of payments made to acquire tangible fixed assets have been similarly classified to operating cash flow.

The accounting policies set out below have been used by the Company in the preparation of the financial statements.

Accounting convention

The financial statements have been prepared under the historical cost convention and in accordance with applicable accounting standards in the United Kingdom.

Basis of consolidation

The consolidated financial statements comprise the financial statements of the Company and its subsidiaries.

Goodwill

Goodwill relating to businesses purchased by the Group, where arising, is set off immediately against reserves.

Reporting currency

The Group's current operations are in the oil and gas industry in the United States and are conducted through its subsidiaries, Alliance Resources (USA), Inc. and Source Petroleum, Inc. Transactions are conducted primarily in US dollars. As a result, the directors consider that the US dollar is the functional currency of the Group and the Group's financial statements have been prepared in US dollars. The Company's share capital is denominated in sterling and for the purposes of the financial statements, is translated into US dollars at the rate of exchange at the time of its issue.

Foreign currency translation

The accounts of companies of the Group whose functional currency is not US dollars are translated for consolidation purposes at the rate of exchange ruling at the balance sheet date. Exchange differences arising on the retranslation of opening net assets are taken directly to reserves.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

For those companies whose functional currency is not US dollars, transactions with third parties are translated into US dollars at the exchange rate prevailing at the date of each transaction. Monetary assets and liabilities denominated in foreign currencies are translated into US dollars at the exchange rate prevailing at the balance sheet date. Any exchange gain or loss is dealt with through the profit and loss account.

Abandonment

Provision is made for abandonment costs net of estimated salvage values, on a unit-of-production basis, where appropriate.

Turnover

Turnover represents income from production and delivery of oil and gas, recorded net of royalties and fees for the provision of technical services. All turnover arises from activities within the United States.

Oil and gas interests

The Group follows the full cost method of accounting for oil and gas operations whereby all costs of exploring for and developing oil and gas reserves are capitalized as tangible fixed assets. Such costs include lease acquisition costs, geological and geophysical costs, the costs of drilling both productive and non-productive wells, production equipment and related overhead costs. Capitalized costs, plus estimated future development costs, are accumulated in pools on a country-by-country basis and depleted using the unit-of-production method based upon estimated proved net reserve volumes. Reserve volumes are combined into equivalent units using relative energy content.

Costs of acquiring and evaluating unproved properties and major development projects are excluded from the depletion calculation until it is determined whether or not proved reserves are attributable to the properties, the major development projects are completed, or impairment occurs, at which point such costs are transferred into the pool.

Proceeds from the sale or disposal of properties are deducted from the relevant cost pool with any overall deficit or surplus being recognized in the profit and loss account.

The Group performs a 'ceiling test' calculation in line with industry practice. Costs permitted to be accumulated in respect of each cost pool are limited to the future estimated net recoverable amount from estimated production of proved reserves.

Depreciation of other fixed assets

Other tangible fixed assets are stated at cost less accumulated depreciation. Depreciation is provided on a straight line basis to reduce the cost of assets, net of estimated residual values, over their estimated useful lives as follows:

Fixtures and equipment - 3 to 7 years
Freehold buildings - 30 years

No depreciation is provided on freehold land.

Deferred taxation

Deferred taxation, calculated using the liability method, is provided only where it is probable that a liability will crystallize.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

Joint ventures

The Group's exploration, development and production activities are generally conducted in joint ventures with other companies. The financial statements reflect the relevant proportions of turnover, production, capital expenditure and operating costs applicable to the Group's interests.

Fixed asset investments

Fixed asset investments are stated at cost less any provisions required for permanent diminutions in value.

Leases

Rentals under operating leases are charged to the profit and loss account on a straight line basis over the lease term.


Cash equivalents

Deposits with original terms of maturity of 90 days or less are considered to be cash equivalents.

NOTE 2 - SEGMENTAL REPORTING

The Group's current operating activities are principally conducted in the United States of America and relate to the oil and gas exploration and production business and the provision of oil and gas services to this business. All turnover arises from activities within the United States of America, with turnover by destination not materially different from turnover by origin.

NOTE 3 - EXCEPTIONAL AMOUNTS WRITTEN OFF OIL AND GAS INTERESTS

The proved oil and gas reserves of the Group and the net recoverable amount arising therefrom were estimated as at April 30, 1995 by Ryder Scott Company, a firm of independent petroleum engineers following the discovery that Valentine #14 well was not capable of commercial production and that the Group had relinquished title to its undeveloped acreage in the Valentine field.

The amount of $14,881,000 (see note 1) written off in the year to April 30, 1995 represents the write down relating to the carrying value of the Group's oil and gas interests as restated after the reclassification of $1,787,000 as a separate exceptional item (see note 4). The net book value of the oil and gas interests as at April 30, 1995 is included in the balance sheet at that date at the estimated net amount recoverable through production.

NOTE 4 - EXCEPTIONAL COSTS ARISING FROM IRREGULARITIES

During the year ended April 30, 1996, following the discovery that Mr. O'Brien appeared to have been fraudulently misrepresenting the position at the Valentine field relating to the #14 well, the Company undertook (with the assistance of external advisers) an investigation into the involvement of Mr. O'Brien in the affairs of the Company.

This investigation has revealed that the Group has suffered a financial loss as the result of a number of transactions involving Mr. O'Brien or parties now known to have been connected with him.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

The resulting exceptional charge comprises:

                                                                                 1996    1995
                                                                                $ 000   $  000
                                                                                -----   ------
Loss arising from transactions with certain companies related to Mr. O'Brien       73    1,787

Professional fees                                                                 788        -

Estimated proceeds resulting from the settlement with Mr. O'Brien                (272)       -
                                                                                -----   ------
                                                                                  589    1,787
                                                                                =====   ======

Loss arising from transactions with certain companies related to Mr. O'Brien

The loss of $73,000 relates to an improper payment on the June 19, 1995 of (Pounds)48,750 to Jasmine Consultants Limited. Jasmine Consultants Limited is an off-shore company beneficially owned by Mr. O'Brien.

The loss of $1,787,000 arises from a number of transactions with certain companies related to Mr. O'Brien in the year to April 30, 1995 as set out below:

  . On August 10, 1994, the Company issued 7,500,000 ordinary shares to Progas Holdings Limited, a company in which Mr. O'Brien now admits to have an interest and which is incorporated in Delaware, USA. This issue of shares was in consideration for a 5.75% working interest in the Valentine field. It has subsequently been discovered that Progas Holdings Limited acquired this interest in the Valentine field from its previous owners on 21 July 1994 at a price of $255,000.

  . On January 15, 1995 the Group entered into a loan agreement with Progas Holdings Limited to record the terms of a loan of which $1,129,000 had been advanced by Progas Holdings Limited between July 28, 1994 and December 16, 1994. The principal terms of the loan were:

     . a facility of $1,400,000 to be drawn down solely for the purpose of drilling and developing the Valentine #14 well;

     . if the well was successful in proving commercially recoverable quantities of oil and gas the amount drawn down together with a 100% premium would be payable to Progas Holdings Limited from commencement of production to July 30, 1995 at the latest, with the Group reserving a right of early settlement in full;

     . if the well was abandoned within six months of the date of the agreement the amount drawn down was repayable immediately.

     . On February 22, 1995, on the basis of representations from Mr. O'Brien that Valentine #14 well was successful, it was agreed that 10,351,966 ordinary shares of the Company would be issued to Progas Holdings Limited at 6p per share in satisfaction of $1,000,000 of the debt with the remaining $1,258,000 to be repaid in cash.

     . On May 10, 1995, 10,351,966 ordinary shares were so issued and the aggregate sum of (Pounds)794,000 was paid to Progas Holdings Limited to satisfy the liability of $1,258,000. The premium paid of $1,129,000 was not justified.


     . On April 5, 1995, the Group made a payment of $ 175,000 to Progas Holdings Limited for no apparent commercial reason.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

     . Between August 26, 1993 and September 1, 1993, the Group acquired a 1.375% overriding royalty interest in the Valentine field from Royalty Investments Limited (a company which Mr. O'Brien now admits he owns), for $185,000. Royalty had acquired a 0.125% overriding royalty interest in the Valentine field from an unrelated third party on August 23, 1993 for $7,500. The Company believes the interest purchased to have been overvalued by $102,000.

Professional fees

The exceptional cost of $788,000 in the year to 30 April 1996 relates to the estimated cost of professional assistance obtained by the directors in relation to actions taken arising from the alleged fraudulent activities in the period in which Mr. O'Brien was Chief Executive.

Estimated proceeds resulting from the settlement with Mr. O'Brien

The Company has reached a settlement with Mr. O'Brien. One of the terms of the settlement requires the disposal of 10,351,966 shares in the Company held in the name of Progas Holdings Limited and the payment of the proceeds of sale of those shares to the Company. These shares are currently in the custody of an independent third party, pending their sale. Mr. J. A. Keenan, the Managing Director of Alliance, has a proxy over the voting rights attaching to these shares and to certain other shares in the Company held by Mr. O'Brien, Diamond Securities Limited and Havensworth Limited, the latter two being companies beneficially owned by Mr. O'Brien, pending their sale by Mr. O'Brien and these companies as required by the settlement. The exceptional credit of $272,000 relates to the expected proceeds resulting from the sale of the shares in the name of Progas Holdings Limited calculated using the market price prior to suspension of the Company's shares.

NOTE 5 - OPERATING COSTS

                                                                                1996         1995         1994
                                                                                $000         $000         $000
                                                                             --------     --------     --------
Total operating costs were:                                                    7,148        19,301       1,958
                                                                              ======      ========       =====
Made up as follows:
Cost of sales
Exceptional amounts written off oil and gas interests (note 3)                     -        14,881           -
Exceptional costs arising from irregularities (note 4)                             -         1,787           -
Operating costs and production taxes                                           2,318           996         903
Depletion of oil and gas interests                                             1,612             -         125
                                                                               3,930        17,664       1,028
                                                                              ======      ========       =====
Administrative expenses
Exceptional professional fees net of expected settlement proceeds (note 4)       589             -           -
Administrative expenses                                                        2,629         1,637         930
                                                                              ------      --------       -----

                                                                               3,218         1,637         930
                                                                              ======      ========       =====

The gross (loss)/profit was:                                                    (244)      (16,181)        191
                                                                              ======      ========       =====

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

NOTE 6 - OPERATING LOSS

The operating loss has been arrived at after charging the following:

                                                                         1996        1995     1994
                                                                         $000        $000     $000
                                                                       -------     -------   ------
Auditors' remuneration - audit                                             188          48      30
Auditors' remuneration - non-audit services                                 41          68     103
Depreciation, depletion and amortization of tangible fixed assets           56          63       3
 (excluding oil and gas assets)
Depreciation, depletion and amortization of oil and gas fixed assets     1,612      14,881     125
 (including ceiling test write-down)
Lease costs on buildings                                                    35          62      41
Hire of plant and equipment                                                 78           4      42
                                                                        ------     -------    ----

In the year ended April 30, 1995, in addition to the $68,000 charged to the profit and loss account , $129,000 of fees paid to KPMG were charged to the share premium account in connection with the placing and open offer which was completed on May 9, 1995.

NOTE 7 - EXCEPTIONAL AMOUNTS WRITTEN OFF INVESTMENTS

Following the removal of Mr. O'Brien, the Group reviewed its portfolio of investments, unlisted investments and joint venture interests. It was considered unlikely that significant amounts would be recovered from the Tatarstan investment or from the Geos joint venture. Accordingly, charges have been made to the profit and loss account in the years ended April 30, 1995 and 1996 in respect of costs incurred in relation to these investments.

NOTE 8 - INTEREST (NET)

                                                                          1996       1995      1994
                                                                          $000       $000      $000
                                                                        --------   --------  --------
Interest receivable                                                        257         49        69
Interest payable on bank loans and overdrafts wholly repayable within
 five years                                                                (28)      (163)     (125)
                                                                         -----      -----      ----
                                                                           229       (114)      (56)
                                                                         =====      =====      ====

NOTE 9 - TAXATION

No material charge to UK corporation tax or US federal income tax arises on the results for the year to April 30, 1996 (1995:$nil, 1994:$nil) due to the availability of substantial losses for taxation purposes.

Deferred taxation has not been provided as at April 30, 1996 as sufficient losses exist to extinguish potential deferred liabilities (1995: $nil; 1994:
$nil).

NOTE 10 - LOSS PER SHARE

The calculation of loss per share is based upon the following:


                                                                  1996           1995        1994
                                                             -------------  ------------  ------------
Loss for the period ($000)                                           3,593        18,213         1,177
                                                              ============  ============   ===========

Weighted average number of shares                              317,175,674   140,416,616    99,598,313
                                                              ============  ============   ===========

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

NOTE 11 - NET PROPERTY, PLANT AND EQUIPMENT


                                                   FREEHOLD
                                                   LAND AND   OIL AND GAS    FIXTURES &
                                                  BUILDINGS     INTERESTS     EQUIPMENT     TOTAL
                                                       $000          $000          $000      $000
                                               ------------  ------------   -----------   -------
COST
At May 1, 1994                                            -        16,150            55    16,205
Additions                                                 -         6,220            49     6,269
Acquisitions                                            104         2,012           148     2,264
Disposals                                                 -             -           (29)      (29)
                                               ------------  ------------   -----------   -------
At May 1, 1995                                          104        24,382           223    24,709
Additions                                                 -         1,657            15     1,672
Disposals                                                 -          (735)         (125)     (860)
                                               ------------  ------------   -----------   -------
At April 30, 1996                                       104        25,304           113    25,521
                                               ============  ============   ===========   =======

DEPRECIATION, DEPLETION AND
 AMORTIZATION
At May 1, 1994                                            -         1,704            17     1,721
Charge for the year                                       1             -            62        63
Exceptional charge                                        -        14,881             -    14,881
Transfer to current assets                                -             -            (3)       (3)
                                               ------------  ------------   -----------   -------
At May 1, 1995                                            1        16,585            76    16,662
Charge for the year                                       3         1,612            53     1,668
Disposals                                                 -             -          (120)     (120)
                                               ------------  ------------   -----------   -------
At April 30, 1996                                         4        18,197             9    18,210
                                               ============  ============   ===========   =======

NET BOOK VALUE
At April 30, 1996                                       100         7,107           104     7,311
                                               ============  ============   ===========   =======
At April 30, 1995                                       103         7,797           147     8,047
                                               ============  ============   ===========   =======

A substantial portion of the Group's oil and gas exploration, development and production activities are conducted jointly with others.

All of the Group's producing oil and gas interests are located in one onshore US oil and gas pool.

As at April 30, 1995 the Group had an interest in the Donkerbroek field, a non-producing pre-development field located off-shore The Netherlands which had not been included in the full cost pool and had not been subject to depletion. On June 5, 1995, the Group sold this interest for consideration after associated costs of $398,000. On July 12, 1995, the Group sold its oil and gas interests in Colorado, USA for net consideration of $283,000.

Freehold land of $25,000 is not depreciated.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

NOTE 12 - INVESTMENTS

                                       $ 000
                                       -----
Cost and net book value
At May 1, 1994
Additions                                590
Amounts written off                      165
Disposal                                (464)
                                        (291)
                                       -----
At May 1, 1995
Additions                                  -
Amounts written off                      201
Disposal                                (201)
                                           -
                                       -----
At April 30, 1996
                                           -
                                       =====

As explained in note 7, an exceptional charge of $201,000 (1995: $464,000) was made in the year ended April 30, 1996 relating to the investment in Tatarstan and Geos joint venture.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

NOTE 13 - PRINCIPAL SUBSIDIARIES

The principal subsidiaries of the Company all of which were wholly owned at April 30, 1996, were as follows:-

                                                                            ISSUED AND
                                                        PLACE OF            FULLY PAID           %
                                                        REGISTRATION        SHARE CAPITAL      OWNED      NATURE OF BUSINESS
Alliance Resources (USA) Inc.                           USA                 2,000              100        Oil and gas
                                                                            common                        exploration and
                                                                            shares US$1                   production
                                                                            each

Manx Petroleum Plc*                                     England             2,585,705           100       Oil services
                                                                            ordinary
                                                                            shares of 5p
                                                                            each and
                                                                            1,300,000
                                                                            non-voting
                                                                            deferred
                                                                            shares of 95p
                                                                            each

Celtic Basin Oil                                        England             621,110              100      Oil and gas
Exploration Ltd                                                             ordinary                      exploration and
                                                                            shares of (Pounds)1           production
                                                                            each

Source Petroleum Inc.                                   USA                 100 common           100      Oil and gas
                                                                            shares of                     exploration and
                                                                            US$1 each                     production

Alliance Resources Group Inc.*                          USA                 100 common          100       Investment
                                                                            shares of
                                                                            US$1 each

ARNO Inc.                                               USA                 100 common          100       Oil and gas
                                                                            shares of no                  exploration and
                                                                            par value                     production

ARCOL Inc.                                              USA                 100 common          100       Oil and gas
                                                                            shares of no                  exploration and
                                                                            par value                     production

*  owned directly by the Company.

The place of registration of each subsidiary undertaking is also its principal country of operation.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

NOTE 14 - ACCOUNTS RECEIVABLE

                                                                                        1996             1995
                                                                                      $  000           $  000
                                                                                     -------          -------
Due within one year:
Trade debtors                                                                            736              626
Other debtors                                                                            557              484
Prepayments and accrued income                                                            64               88
                                                                                     -------          -------
                                                                                       1,357            1,198
                                                                                     =======          =======

NOTE 15 - CURRENT LIABILITIES

                                                                                        1996             1995
                                                                                      $  000           $  000
                                                                                     -------          -------
Bank loans (secured)                                                                      37              321
Bank overdrafts                                                                            -               45
Trade creditors                                                                        1,279            2,574
Other creditors including taxation and social security                                   677            2,945
Development loans and other loans                                                          5            2,356
Accruals                                                                                   -            1,262
                                                                                     -------          -------
                                                                                       1,998            9,503
                                                                                     =======          =======

Development loans represented specific loans granted during the year ended April 30, 1995 to provide funds for drilling and developing the Valentine #14 well.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

NOTE 16 - LONG-TERM DEBT AND OTHER LIABILITIES

                                                                  1996        1995
                                                                 $ 000     $   000
                                                                 -----     -------
Bank loans (secured)                                                 -         620
Trade creditors                                                      -          30
Other loans (secured)                                               92         620
                                                                 -----     -------
                                                                    92       1,270
                                                                 =====     =======

Bank loans and overdrafts were repayable as follows:

                                                                  1996        1995
                                                                 $ 000     $   000
                                                                 -----     -------
Less than one year (see note 15)                                    37         366
Between one and two years                                            -         311
Between two and five years                                           -         309
                                                                    37         986
Less: amounts included in current liabilities                      (37)       (366)
                                                                 -----     -------
Amounts due after more than one year                                 -         620
                                                                 =====     =======

Development loans and other loans were repayable as follows:

                                                                  1996        1995
                                                                 $ 000     $   000
                                                                 -----     -------
Less than one year (see note 15)                                     5       2,356
Between one and two years                                            6         560
Between two and five years                                          21          42
After five years                                                    65          18
                                                                 -----     -------
                                                                    97       2,976
Less: amounts included in current liabilities                       (5)     (2,356)
                                                                 -----     -------
Amounts due after more than one year                                92         620
                                                                 =====     =======

The bank loan as at April 30, 1995, of $620,000 falling due after more than one year and $308,000 falling due within one year, was repayable in equal monthly instalments by June 6, 1998 at a fixed rate of interest of 8% and was secured by a $3,000,000 collateral mortgage and security interests in certain mineral leases of the Group. This loan was repaid after April 30, 1995 from the proceeds of the placing and open offer which was completed on May 9, 1995.

Other loans as at April 30, 1996 and April 30, 1995 comprised a $92,000 (1995:$95,000) loan repayable in instalments, bearing interest at 9% per annum, which was secured on the Group's freehold land and buildings. Also included in other loans at April 30, 1995 a $525,000 loan which was free of interest and secured upon certain mineral leases of the Group.

Further information in relation to development loans is set out in note 25.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

NOTE 17 - SHARE CAPITAL

                                                  1996           1995
                                          ------------   ------------
Authorized
- ordinary shares of 1p each               465,000,000    216,000,000
                                          ============   ============
Allotted, called up and fully paid
- ordinary shares of 1p each               324,152,633    161,403,971
                                          ============   ============

                                                  1996           1995
Amount in SterlinG                         (Pounds)000    (Pounds)000
                                          ------------   ------------

Authorized
- ordinary shares of 1p each                     4,650          2,160
                                          ------------   ------------

Allotted, called up and fully paid
- ordinary shares of 1p each                     3,242          1,614
                                          ============   ============


                                                  1996           1995
Amount in US dollars                      $        000   $        000
                                          ------------   ------------

Allotted, called up and fully paid
- ordinary shares of 1p each                     5,105          2,524
                                          ============   ============

AUTHORIZED SHARE CAPITAL

On May 4, 1995, the authorized share capital of the Company was increased to 465,000,000 ordinary shares of 1p nominal value by the creation of an additional 249,000,000 ordinary shares of 1p each, ranking pari passu with the existing ordinary shares.

ISSUE OF SHARES

The following 1p ordinary shares were issued in the year to April 30, 1996:

(i) on May 9, 1995, 18,426,500 ordinary shares were issued in part consideration for the acquisition of a portfolio of oil and gas assets in the US from North American Gas Investment Trust PLC that had been made during the year ended 30 April 1995;

(ii) on May 10, 1995, 127,470,196 ordinary shares were issued at 6p per share by way of a placing and open offer which raised net proceeds of US$11,663,000 after share issue costs of US$443,000;

(iii) on May 9, 1995, 10,351,966 ordinary shares were issued at 6p in part repayment of a development loan from Progas Holdings Limited;

(iv) on July 19, 1995, 1,500,000 ordinary shares were issued in consideration for the acquisition of all the issued 'A' ordinary share capital of Geological Forecast Technology Limited;

(v) on November 27, 1995, 5,000,000 ordinary shares were issued as final consideration for the repayment of a development loan from North American Gas Investment Trust PLC that had been made during the year ended April 30, 1995.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

SHARE OPTIONS

On June 15, 1995, the following share options were granted pursuant to Alliance Resources Plc Share Option Scheme (No. 1) to directors and employees of the Company, exercisable at 6p per share.

  John X F O'Brien     2,500,000 options
  Nicholas C Gray      1,500,000 options
  Other employees      1,325,000 options

At April 30, 1996 all options had ceased to be exercisable and have subsequently lapsed.

At the time of issue of the 1996 financial statements, there were no options granted under the schemes but the Board has resolved that the following share options be granted to the following executive directors:

  John A Keenan         6,000,000 options
  H Brian K Williams    2,500,000 options
  Paul R Fenemore       1,000,000 options

Such options were to be granted at an appropriate time and at a price to be determined in accordance with the provisions of the Company's Share Option Scheme.

By an agreement dated March 31, 1994, the Company granted to John Duncan and Co Limited an option to subscribe for 2,000,000 ordinary shares at 7.25p per share in consideration for professional services. The option is exercisable in whole or in part at any time from January 1, 1998 up to and including December 31, 2001.

NOTE 18 - SHARES TO BE ISSUED

Shares to be issued at April 30, 1995 represent the remainder of the consideration payable on the acquisition of a portfolio of oil and gas assets in the US from North American Gas Investment Trust PLC, made during the year to April 30, 1995 and consideration payable in repayment of a development loan from North American Gas Investment Trust PLC.

                                                                           $000
                                                                           ----
Shares in respect of acquisition (issued on May 9, 1995)                  1,780
Shares in respect of loan repayment (issued on November 27, 1995)           250
                                                                          -----
                                                                          2,030
                                                                          =====

Consideration given on May 9, 1995 and November 27, 1995 was made up of 18,426,500 and 5,000,000 ordinary shares of 1p each respectively issued at a premium. Aggregate increases in share capital and share premium were as follows:


                                                   $000       $000
                                                   ----       ----
Share capital issued on May 9, 1995                 297
Share capital issued on November 27, 1995            80
                                                  -----

                                                               377
Premium on shares issued on May 9, 1995           1,483
Premium on shares issued on November 27, 1995       170
                                                  -----
                                                             1,653
                                                             -----

                                                             2,030
                                                             =====

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

NOTE 19 - SPECIAL RESERVE

The special reserve of $4,300,000 at April 30, 1995 was set up as a result of a reduction of share capital and share premium account approved by the High Court on October 5, 1994 and was subject to restrictions imposed by the Court. These restrictions were to become inoperative when new consideration of an equivalent amount was received on shares issued after October 6, 1994. This occurred on May 9, 1995 and, accordingly, the reserve has been transferred to the accumulated profit and loss account.

NOTE 20 - RECONCILIATION OF OPERATING LOSS TO NET CASH (OUTFLOW)/INFLOW FROM OPERATING ACTIVITIES


                                                                        1996       1995      1994
                                                                     $   000    $   000   $   000
                                                                     -------    -------   -------
Operating loss                                                        (3,462)   (17,818)  (1,121)
Exceptional amounts written off                                            -     14,881        -
Profit on sale of investments                                            (51)         -        -
Depreciation, depletion and amortization of oil and gas interests      1,612          -      125
Depreciation of non-oil and gas interests                                 56         63        3
(Increase)/decrease in debtors                                          (138)       114      601
(Decrease)/increase in creditors                                      (3,416)     4,747   (1,205)
                                                                     -------    -------   ------
Net cash (outflow)/inflow from operating activities                   (5,399)     1,987   (1,597)
                                                                     =======    =======   ======

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

NOTE 21 - ANALYSIS OF CHANGES IN FINANCING

                                                            NOTES      OTHER         BANK      SHARE
                                                          PAYABLE      LOANS        LOANS    CAPITAL
                                                           $  000     $  000       $  000     $  000
                                                          --------   -------      -------    -------
Balance at May 1, 1993                                         483           -        965      9,486
Issues of shares for non-cash consideration                      -           -          -      2,496
Proceeds from issue of shares                                    -           -          -      6,031
Share issue cost                                                 -           -          -       (512)
Repayment of notes payable                                    (483)          -          -          -
Exchange gain                                                    -           -        (15)         -
Bank borrowings                                                  -           -        260          -
                                                             -----     -------    -------    -------

Balance at April 30, 1994                                        -           -      1,210     17,501

Issue of shares for non-cash consideration                       -           -          -      2,781
Shares to be issued for non-cash consideration                   -           -          -      2,030
Share issue costs                                                -           -          -       (317)
Non-cash share capital reduction                                 -           -          -     (4,818)
Repayment of bank borrowings                                     -           -       (269)         -
Proceeds from development loans                                  -       2,351          -          -
Loans in connection with Source acquisition                      -         625          -          -
                                                             -----     -------    -------    -------

Balance at April 30, 1995                                        -       2,976        941     17,177

Issue of shares for non-cash consideration                       -      (1,000)         -      1,142
Proceeds from issue of shares                                    -           -          -     12,087
Share issue costs                                                -           -          -       (443)
Non-cash transfer of special reserve                             -           -          -     (4,300)
Repayment of bank borrowings                                     -           -       (904)         -
Repayment of development loans                                   -      (1,351)         -          -
Repayment of other loans                                         -        (528)         -          -
                                                             -----     -------    -------    -------

Balance at April 30, 1996                                        -          97         37     25,663
                                                             =====     =======    =======    =======

Other loans include development loans and other loans disclosed in notes 15 and 16.

Share capital includes shares to be issued, share premium, merger reserve and special reserve.

NOTE 22 - ANALYSIS OF CHANGES IN CASH AND CASH EQUIVALENTS

                                                                       $  000
                                                                      -------
Balance at May 1, 1993                                                   (375)
Net cash inflow                                                           181
                                                                      -------

Balance at May 1, 1994                                                   (194)
Net cash inflow                                                           213
                                                                      -------

Balance at April 30, 1995                                                  19
Net cash inflow                                                         1,158
                                                                      -------

Balance at April 30, 1996                                               1,177
                                                                      =======

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

Analysis of the balances of cash and cash equivalents as shown on the consolidated balance sheets:

                                                   1996       1995      1994
                                                 $  000     $  000    $  000
                                                -------    -------   -------
Cash and cash equivalents                         1,177         64       288
Bank overdrafts                                       -        (45)     (482)
                                                -------    -------   -------

                                                  1,177         19      (194)
                                                =======    =======   =======

NOTE 23 - ACQUISITIONS.

On January 25, 1995 the Group acquired Source Petroleum Inc. ("Source"), an oil and gas exploration and production company. The acquisition has been accounted for using the acquisition method of accounting. The following summarizes the fair value ascribed at the date of acquisition:

Net assets acquired:                                                  $  000
                                                                     -------
Tangible fixed assets                                                  2,264
Debtors                                                                  340
Bank overdraft                                                           (28)
Creditors                                                             (1,210)
                                                                     -------

                                                                       1,366
                                                                     =======

Acquisition cost:
Shares allotted                                                          453
Cash                                                                     913
                                                                     -------

                                                                       1,366
                                                                     =======

The consideration for the acquisition was satisfied by the issue of 3,205,128 ordinary shares and cash of $800,000. $113,000 was expended in costs connected with the acquisition.

The amounts attributed to the assets and liabilities of Source represent estimates of fair market values at the date of acquisition. These amounts were the same as the book values at acquisition, except that the net book value of tangible fixed assets was $1,871,000 with the fair value uplift being $393,000 and the net book value of creditors was $1,611,000 with the fair value attributed being $1,210,000.

The effect of the acquisition on the Group's results for the year to April 30, 1995 was to increase the loss for the financial year by $20,000. Unaudited financial statements of Source for the five month period ended April 30, 1995 showed a loss for the period of $20,000.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

NOTE 24 - EMPLOYEES

                                                           1996   1995   1994
                                                          $ 000  $ 000  $ 000
                                                          -----  -----  -----
Staff costs (including Executive Directors)
  Salaries and wages                                        661    443    215
  Social security costs                                      82     16      6
  Termination costs                                         178      -      -
Other pension costs                                           7      -      -
                                                          -----  -----  -----
                                                            928    459    221
                                                          =====  =====  =====

                                                           1996   1995   1994
                                                          $ 000  $ 000  $ 000
                                                          -----  -----  -----
Aggregate directors' emoluments (including
  pension contributions) were:
as directors                                                 46      9      7
for management services
salaries                                                    341    216    137
benefits-in-kind                                              4      -      -
pension contributions                                         7      -      -
fees to third parties                                        26      -      -
Payments to former directors in respect of
 termination of contracts                                   156      -      -
                                                          -----  -----  -----
                                                            580    225    144
                                                          =====  =====  =====

The average number of persons employed by the Group, including Executive Directors, was as follows:

                                                            1996   1995   1994
                                                           $ 000  $ 000  $ 000
                                                           -----  -----  -----
Management and administration                                  8      9      5
Technical and operational                                      7     11      -
                                                           -----  -----  -----
                                                              15     20      5
                                                           =====  =====  =====

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

NOTE 25 - DIRECTORS' AND RELATED PARTY TRANSACTIONS

Transactions related with parties now known to be connected with Mr. O'Brien are dealt with in note 4.

The following related party transactions occurred with North American Gas Investment Trust PLC (NAGIT) which on May 9, 1995 became a substantial shareholder of the Company:

(i)  July 29, 1994, the Group had entered into a loan agreement with NAGIT.

     The main terms of the interest free loan were:

     . a facility of $250,000 to be drawn down solely for the purpose of drilling the Valentine #14 well;

     . if the well was successful in improving commercially recoverable quantities of oil and gas, the capital drawn down together with a 100% premium would be payable to NAGIT from production at 30% of gross production revenues for the first 125 days, 50% of gross production thereafter to 365 days after which settlement of the remaining balance would be made in shares;

     . if the well was abandoned, NAGIT was entitled to repayment in shares to the lesser of 5,000,000 ordinary shares of 1p each and the number of ordinary shares of 1p each to the value of $250,000;

     . if drilling was suspended for more than 30 days due to lack of funds, NAGIT was entitled to repayment in shares to the value of $250,000.

     The full amount of the facility was drawn down.

     As Mr. O'Brien appeared to have fraudulently misrepresented that the Valentine #14 well was successful, on various dates between June 6, 1995 and July 19, 1995 $347,307 in aggregate was originally paid to NAGIT representing payments from production volumes. Subsequent to the discovery of the fraudulent misrepresentation concerning the Valentine #14 well, this amount was off-set against the $1,300,000 cash element of the purchase and sale agreement with NAGIT (see(ii) below).

     At April 30, 1995 $250,000 was included as shares to be issued in respect of this agreement. These shares were issued on November 27, 1995 as discussed in note 17.

(ii) on January 25, 1995, NAGIT lent the Group $1,200,000 bearing interest at 7% per annum for assistance in the financing of the acquisition of Source Petroleum Inc and to provide additional working capital. At April 30, 1995, $1,200,000 was outstanding and included in development loans and this amount was repaid from the proceeds of the placing and open offer on May 9, 1995;

(iii) on April 10, 1995, the Group entered into a purchase and sale agreement with NAGIT.

     The main terms of the agreement were:

     . the Group would purchase a portfolio of producing properties located in the US with an effective date of January 1, 1995;

     . consideration for the acquisition would comprise $1,300,000 in cash and the issue of 18,426,500 ordinary shares;

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

     The 18,426,500 ordinary shares are included as shares to be issued at April 30, 1995 at $1,780,000. The 18,426,500 ordinary shares were issued to NAGIT on May 9, 1995. At April 30, 1995 $1,300,000 was included in other creditors. This was settled by the payment on various dates of an aggregate amount of $347,307 and a payment on November 1, 1995 of $906,000.

NOTE 26 - SUBSEQUENT EVENTS

On August 13, 1996 the Company announced that it had entered into a conditional agreement to effect a merger ("Merger") with LaTex Resources, Inc. ("LaTex"), a company listed on the NASDAQ. As a result of the Merger, the Company will issue to the LaTex shareholders shares of the Company which will equal approximately 72% of the Company's issued shares after the Merger. The Company's shareholders will own approximately 28% of the issued shares after the Merger. As a condition of the Merger, the Company will effect a share consolidation, with the result that each 40 shares that the Company's shareholders currently own will be converted into one share of the Company; the shares issued to the LaTex shareholders will be adjusted to take this consolidation into account. At the Company's request, The London Stock Exchange has suspended the listing of the Company's shares pending further details of the reorganization of the Company.

Alliance's directors have reached agreement in principle with LaTex's lenders that LaTex's current facility will be amended with the principal effect that capital repayments will be suspended until 18 months following completion of the Merger. The directors consider that the amended facility will provide a sound financial base for the enlarged group. The Merger is conditional upon a suitable facility being finalized.

On August 13, 1996, the Company also announced that it has agreed terms to stay its current litigation against Mr. John O'Brien, its former Chief Executive and other companies beneficially owned by Mr. O'Brien. Mr. O'Brien has also withdrawn a counterclaim made against the Company (see note 4).

Other transactions occurred subsequent to April 30, 1996 as follows:

(i) On May 13, 1996 the Group announced that one of its US subsidiaries ARNO Inc had reached agreement on the sale of its interest in four leases comprising the McPac field, Matagorda Island, offshore Texas to Louisiana Land and Exploration Company for a cash consideration of $525,000. The Group's interest in these blocks varied between 4.2% and 6.3% and its interest in the McPac platform was 6.3%. On May 30, 1996, the Group completed this transaction and the gross consideration was adjusted to reflect the impact of the effective date of January 1, 1996 and a gas overlift imbalance. This resulted in a net cash consideration of $432,000, which has been taken as a credit against the carrying cost of the Group's oil and gas assets in the year to April 30, 1997.

(ii) On August 15, 1996 the Group disposed of its interest in 4 leases comprising the Provident City field, Lavaca County, onshore Texas to Shana Petroleum for a net cash consideration of $435,000. The Groups' working interest in these blocks varied between 17.7% and 42.4%. The proceeds of the sale have been taken as a credit against the carrying cost of the Group's oil and gas assets in the year to April 30, 1997.

(iii) In August 1996 the Company transferred its interest in Geological Forecast Technology Ltd by transferring its 50 'A' shares to Geos Seismology Limited as part of a final settlement of an action brought by the latter.

(iv) On October 3, 1996, the Group announced that one of its US subsidiaries ARNO Inc had reached agreement for the sale of its interests in three US oil and gas fields to BWAB Incorporated for a cash consideration of $1,425,000. The disposal covered the Group's interests in the Frost, Gilmer South and Mocane Laverne fields, which are located in Texas and Oklahoma and had combined remaining reserves of 25,920 barrels of oil and 1,720 million cubic feet of gas as at May 1, 1996, representing approximately 16% of the Group's total proved and probable reserves. The interests comprised 26 wells and the working interests in those wells varied between 5% and 28%. The proceeds of the sale have been taken as a credit against the carrying cost of the Group's oil and gas assets in the year to April 30, 1997.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES

NOTE 27 - LITIGATION AND CONTINGENCIES

The Group is party to the following litigation:

(i) the Group is seeking to recover $1,300,000 of unpaid drilling costs from Drexco Inc, with Drexco Inc and H Huizenga claiming unspecified damages in respect of conduct, and removal of Alliance Resources (USA) Inc as operator of the Valentine field. The Group has obtained legal advice and will vigorously prosecute its claim against Drexco Inc. The Group denies the counter claim and will vigorously defend the matter;

(ii) the Group has received, on September 12, 1996, a writ from Best Royalties Plc claiming $186,368 and a declaration that they are entitled to a sum equal to 40% of Alliance (USA) Inc's net cash proceeds received from the Arrowhead well (and payment of the said sum), alternatively damages, plus interest thereon. The Group denies the claim and will vigorously defend this matter;

(iii) Ernest M Closuit et al. have asserted a claim against the Group for alleged underpayment of amounts due for Closuit et al.'s interest in the Buller No. 2 well in the South Elton field and have further claimed an interest in past and future production from certain other wells in the field. Total claims amount to approximately $1,200,000. Discovery has just begun. The Group denies all allegations and claims and will vigorously defend this matter;

(iv) the directors have not been notified and do not expect to be notified of any claims arising from the alleged fraudulent activities of Mr. O'Brien.

NOTE 28 - CAPITAL COMMITMENTS

The capital commitments in respect of drilling costs for the forthcoming year which are authorized but not contracted are as follows:

                       APRIL 30, 1994  APRIL 30, 1995  APRIL 30, 1996
                               $  000          $  000           $ 000
                       --------------  --------------  --------------
Capital commitments             6,037           5,300               -
                               ======          ======           =====

NOTE 29 - SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The Company's accounting policies conform with United Kingdom generally accepted accounting principles ("UK GAAP") which differ in certain respects from United States generally accepted accounting principles ("US GAAP"). Differences which have a significant effect on the consolidated profit after tax (net income) and shareholders' equity of the Group are set out below.

(a)  Ceiling tests

A ceiling test has been carried out, in accordance with UK GAAP on an annual basis, to determine the maximum net book amount of expenditure within the cost pool of oil and gas assets which may be recognized. The ceiling test is based on the Company's best estimate of the future cash flows from the underlying properties. Under US GAAP, SEC regulations require ceiling tests to be computed at current prices discounted to present value at 10%.

Under UK GAAP a ceiling test deficit should be written off to expense only if it indicated a permanent diminution in value. Under US GAAP any deficit should be charged immediately to the profit and loss account.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

(b)  Goodwill

Under UK GAAP goodwill arising on acquisitions has been set off directly against reserves. Under US GAAP, goodwill arising from acquisitions is capitalized and amortized over its estimated useful life. However, following irregularities mentioned above, US GAAP requires the balance to be written of in 1995.

(c) Estimated proceeds of Alliance shares

As set out in note 4, the Company has recognized an exceptional credit of $272,000 relating to the right to receive the proceeds of the sale of Alliance shares resulting from the settlement with Mr. O'Brien under UK GAAP. Under US GAAP, such proceeds are recognized only on receipt.

(d)  Statements of cash flows

The Company has adopted United Kingdom Financial Reporting Standard No. 1 "Cash Flow Statements" ("FRS 1"). Its objectives and principles are similar to those set out in the US Statement of Financial Standards No. 95 "Statement of Cash Flows" ("SFAS 95"). The principal difference between the standards relates to classification. Under FRS 1, the Company presents its cash flows from (a) operating activities; (b) returns on investments and servicing of finance; (c) taxation; (d) investing activities; and (e) financing activities. SFAS 95 requires only three categories of cash flow activity: (a) operating; (b) investing; and (c) financing. Cash flows and taxation and returns on investments and servicing of finance shown under FRS 1 would, with the exception of dividends paid, be included as operating activities under SFAS 95. The payment of dividends would be included as a financing activity under SFAS 95.

For purposes of reporting cash flows, all cash at bank and in hand and bank overdrafts repayable on demand are considered cash equivalents.

                ALLIANCE RESOURCES PLC AND SUBSIDIARY COMPANIES
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

EFFECT ON PROFIT AFTER TAX OF SIGNIFICANT DIFFERENCES BETWEEN UK GAAP AND US
GAAP:


                                           REFERENCE
                                            TO NOTE
                                             ABOVE          YEAR ENDED APRIL 30
                                           ----------       --------------------
                                                               1996         1995
                                                               $000         $000
                                                            -------     --------
(Loss) after tax under UK GAAP                               (3,593)     (18,213)
Adjustments:
Ceiling test                                  a)                  -       (2,428)
Resulting adjustment to depletion
of oil and gas interests                                        437            -
Goodwill                                      b)                  -       (1,000)
Estimated proceeds of Alliance
shares                                        c)               (272)           -
                                                            -------   ----------
Approximate (loss) after tax,
adjusted for US GAAP                                         (3,428)     (21,641)
                                                            =======   ==========

Approximate (loss) per Ordinary
Share (primary), adjusted for US
GAAP (cents)                                                   (1.1)       (15.4)
                                                            =======   ==========

(Loss) per Ordinary Share, UK
  GAAP (cents)                                                 (1.1)       (13.0)
                                                            =======   ==========


EFFECT ON STOCKHOLDERS' EQUITY OF SIGNIFICANT DIFFERENCES BETWEEN UK GAAP AND US
GAAP:

                                           REFERENCE
                                            TO NOTE
                                             ABOVE          YEAR ENDED APRIL 30
                                           ----------       --------------------
                                                               1996         1995
                                                            -------     --------
                                                            $   000     $    000
Stockholders' equity under UK GAAP                            7,755       (1,438)
Adjustments:
Ceiling test                               a)                (1,991)      (2,428)
Estimated proceeds of Alliance shares      c)                  (272)           -
                                                            -------     --------
Approximate stockholders' equity in
 accordance with US GAAP                                      5,492       (3,866)
                                                            =======     ========

                            ALLIANCE RESOURCES PLC
                 SUPPLEMENTAL OIL AND GAS DATA - (UNAUDITED)

The following supplemental information on oil and gas exploration and production activities of the group is presented in accordance with Statement of Financial Accounting Standards No. 69 "Disclosures about Oil and Gas Producing Activities" ("FAS 69").

ESTIMATED QUANTITIES OF PROVED OIL AND GAS RESERVES

The Group's estimated proved developed and undeveloped reserves of oil and gas and changes thereto for the years 1994, 1995 and 1996 and proved developed reserves of oil and gas at each year end are set forth in the following table.

Ryder Scott Company, an independent firm of petroleum engineers, carried out an evaluation of approximately 71% of the Group's proved reserves for the year ended April 30, 1996 and 100% of the Group's reserves as of April 30, 1995. The reserves estimated as of April 30, 1994 are based on an evaluation carried out by Metrovest, an independent firm of petroleum engineers, as of January 1, 1994, flexed for production to April 30, 1994.

Proved reserves are reserves of crude oil, condensate, natural gas and natural gas liquids and are estimated quantities as of a specific date, which geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under existing economic and operating conditions.

Due to the inherent uncertainties and the limited nature of reservoir data, estimates of reserve quantities are subject to change over time as additional information becomes available.

                                          1996               1995               1994
                                    ---------------    -----------------    ---------------
                                     OIL      GAS        OIL       GAS        OIL     GAS
                                    -----    ------    -------  --------    ------  -------
Proved developed and undeveloped
 reserves:
Beginning of year                    468     3,058      1,475    47,673     1,220    5,919
Revisions of previous estimates      274       (72)    (1,441)  (47,607)        -        -
Improved recovery                    114         -          -         -         -        -
Purchases of minerals in place         -         -        481     3,230         -        -
Sales of minerals in place          (103)        -          -         -         -        -
Extensions and discoveries             -         -          -         -       282   41,909
Production                          (125)     (602)       (47)     (238)      (27)    (153)
                                    ----     -----     ------   -------     -----   ------
End of year                          628     2,384        468     3,058     1,475   47,675
                                    ====     =====     ======   =======     =====   ======

Proved developed reserves:
Beginning of year                    303     2,083        232       314       356      127
                                    ====     =====     ======   =======     =====   ======
End of year                          628     2,384        303     2,083     232      314
                                    ====     =====   ======   =======   =====   ======

Oil reserves, which include condensate and natural gas liquids, are stated in thousands of barrels and gas reserves are stated in millions of cubic feet.

Subsequent to April 30, 1996, Alliance has sold substantial properties. See "Alliance-Recent Developments". The reserves attributable to those properties accounted for approximately 25% of Alliance's proved reserves at April 30, 1996.

                            ALLIANCE RESOURCES PLC
                 SUPPLEMENTAL OIL AND GAS DATA - (UNAUDITED)

CAPITALIZED COSTS RELATED TO OIL AND GAS PRODUCING ACTIVITIES

The following table summarizes capitalized costs for oil and gas exploration and production activities and the related accumulated depreciation, depletion and amortization under UK GAAP.


                                                           1996      1995
                                                         --------  --------
                                                           ($000)    ($000)
At April 30
Unproved properties                                          118       398
Proved properties                                         25,186    23,984
                                                         -------   -------

Total before depreciation, depletion and amortization     25,304    24,382
Accumulated depreciation, depletion and amortization     (18,197)  (16,585)
                                                         -------   -------
Net capitalized costs                                      7,107     7,797
                                                         =======   =======

COSTS INCURRED IN OIL AND GAS PROPERTY ACQUISITION, EXPLORATION AND DEVELOPMENT ACTIVITIES

The following table sets forth costs incurred in oil and gas property acquisition, exploration and development activities under UK GAAP.


                              1996    1995    1994
                             ------  ------  ------
                             $  000  $  000  $  000
Property acquisitions
  unproved                      118       -       -
  proved                        794   5,092     506
Exploration and appraisal         -      20       -
Development                     745   3,120   3,500
                             ------  ------  ------

Total costs incurred          1,657   8,232   4,006
                             ======  ======  ======

                            ALLIANCE RESOURCES PLC
                  SUPPLEMENTAL OIL AND GAS DATA - (UNAUDITED)

RESULTS OF OPERATIONS FROM OIL AND GAS PRODUCING ACTIVITIES

The following sets forth certain information with respect to the Company's results of operations from oil and gas producing activities for the years ended April 30, 1994, 1995 and 1996 under UK GAAP. All of the Company's oil and gas producing activities are located within the United States.


                                                1996      1995      1994
                                              $  000   $   000    $  000
                                              -------   --------   -----
Revenues                                        3,330      1,169     837
Production Costs                               (1,770)      (756)   (454)
Gross production taxes                           (311)       (94)    (67)
Depreciation depletion and amortization        (1,612)         -    (125)
Write-down of oil and gas properties                -    (14,881)      -
                                              =======   ========   =====
Results of operations before income taxes        (363)   (14,562)    191
Income tax expense                                  -          -       -
                                              -------   --------   -----
Results of operations (excluding corporate
overhead and interest costs)                     (363)   (14,562)    191
                                              =======   ========   =====

STANDARD MEASURE OF DISCONTINUED FUTURE NET CASH FLOWS RELATING TO PROVED CRUDE OIL & GAS RESERVES QUANTITIES

The standardized measure of discounted future net cash flows related to proved crude oil and natural gas reserves is calculated in accordance with the requirements of SFAS 69 and uses reserve definitions as prescribed by the Financial Accounting Standards Board. Estimated future cash flows from production are computed by applying year end prices for crude oil and natural gas and year-end exchange rates to year end quantities of estimated net proved reserves. Future price changes are limited to those provided by contractual arrangements in existence at the end of the reporting year. Future development and production costs are those estimated future expenditures necessary to develop and produce year end estimated proved reserves based on year-end price levels and assuming the continuance of year end economic conditions. Future production costs include estimated abandonment liabilities. Discounted future net cash flows are calculated using 10% mid-period discount factors.

                            ALLIANCE RESOURCES PLC
                  SUPPLEMENTAL OIL AND GAS DATA - (UNAUDITED)

The information provided below does not represent management's estimate of the Company's expected future cash flows or value of proved reserves. Estimates of proved reserve quantities are imprecise and change over time as new information becomes available and in particular, probable and possible reserves, which may become proved reserves in 1997 or later, are excluded from the calculations. Also, assumptions have been required regarding the timing of future production and the timing and amount of future development and production costs. The calculations assume that economic conditions existing at the end of the reporting year will continue. Other different but equally valid assumptions might lead to significantly different final results. Although calculated in accordance with SFAS 69, the Company therefore cautions against the placing of unwarranted reliance on this information in view of the highly arbitrary nature of the assumptions on which it is based.


                                                        1996      1995
                                                      $  000   $   000
                                                      -------   -------
Future cash inflows                                    18,402    14,475

Future development and production costs                (6,622)   (6,909)
                                                      -------   -------

Undiscounted future cash flows before income taxes     11,780     7,566

10% discount                                           (2,883)   (2,500)
                                                      -------   -------

Standardized measure of discounted future net cash
 flows before income taxes                              8,897     5,066
                                                      =======   =======

Alliance Resources Plc is a UK listed company which was not required to present standardized measure information. Consequently no such information is available as of April 30, 1994 and the information available as of April 30, 1996 and 1995 is only available on a before tax basis. The table above has been produced on the basis of all available information.

                            ALLIANCE RESOURCES PLC
                  SUPPLEMENTAL OIL AND GAS DATA - (UNAUDITED)

CHANGES IN STANDARDIZED MEASURE DISCOUNTED FUTURE NET CASH FLOWS

                                                     $   000
                                                     -------
Present value at May 1, 1995                           5,066
                                                     -------
Sales of crude oil & natural gas produced, net of
  production costs                                    (1,249)
Net changes in prices and production costs             1,382
Development costs incurred                               734
Changes in future development costs                        3
Revisions of previous quantity estimates               3,346
Sales of minerals in place                              (917)
Accretion of discount                                    532
Net change for the year                                3,831
                                                     -------
Present value at April 30, 1996                        8,897
                                                     =======